Cleco Presentation November 2009 Reliable. Resilient. Ready for the future. Filed Pursuant to Rule 433 Registration Statement No. 333-162773 November 9, 2009

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the
SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Calyon Securities (USA) Inc. toll-free at 866-
807-6030 or KeyBanc Capital Markets Inc. toll-free at 866-227-6479.
Forward-Looking
Statements
This presentation contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties. Although the company believes that expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurances that these expectations will prove to be correct or that other benefits anticipated in the forward-looking statements will be achieved. For a discussion of risk factors and other factors that may cause the company’s actual results to differ materially from those contemplated in its forward-looking statements, please refer to the Prospectus dated October 30, 2009 and the accompanying
Prospectus Supplement, as well as the company’s filings with the SEC, including its 2008
Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q.

Offering
Summary
Add-on to Cleco Power’s 6.50% Senior Notes due 2035
Issuer:  Cleco Power LLC
Ratings:  Baa2 / BBB (stable / stable)
Type:  Senior Unsecured Notes
Coupon: 6.50%
Maturity:  December 1, 2035
Size:  $145 million (total size will be $295 million after this offering)
CUSIP:  185508AE8
Bookrunners: Calyon and KeyBanc Capital Markets
Billing & Delivering: KeyBanc Capital Markets

4 Corporate Structure Cleco Corporation (Holding Company) Cleco Power Regulated Electric Utility Cleco Midstream Wholesale Energy Business (Primary Subsidiaries)

Growing
Generation
Capacity
Cleco Power to acquire 580 MWs (Power Block 1)
Acquisition will fill Cleco Power capacity shortfall
Cleco Power to assume operating responsibility
Transaction valued at approximately $300 million
Awaiting final approval from LPSC and FERC
Closing expected in the first quarter of 2010
Pending Transaction

Regulated Electric Utility
Business
Overview
Profile:
Generation, transmission and distribution assets
276,000 customers in 23 parishes
Power owns 1,350 MW of generation capacity
Strengths/Attributes:
Reliable service
High customer satisfaction
Strategic Objectives:
Diversify fuel sources/build balanced portfolio
Reduce dependence on external power sources
Pursue reliability projects
Pursue renewable projects
STRATEGY:
Grow through regulated investments that benefit customers and shareholders
Dolet Hills
Rodemacher
Teche

Sales (in Million kWh) Breakdown
*For the ninth months ended September 30, 2009
Other includes: Other Retail, Sales for Resale and Unbilled
Residential
40.4%
Industrial
23.5%
Commercial
27.0%
Other
9.1%
Residential Industrial Commercial Other

Rate case approval marks beginning
of NEW ERA at CLECO POWER
Regulators unanimously approved rate case Oct. 14, 2009
New rates effective day after Rodemacher 3 begins
commercial operation
Target return on equity of 10.7%
100% of earnings between 10.7% and 11.3% retained
40% of earnings between 11.3% and 12.3% retained
All earnings over 12.3% returned to customers
51% equity balance

Rate case approval marks beginning
of
NEW ERA at CLECO POWER (cont.)
Formula rate plan
Term of four years
Future large capital projects
•
Acadiana Load Pocket (ALP) transmission project
•
50% acquisition of Acadia as a result of 2007 long-term
RFP
Unique because long-term fuel savings from Rodemacher 3
and return of customer-supplied financing should offset base rate increase and reduce average customer’s bill

Rodemacher 3 expected to be
COMPLETE BY YEAR END
Rodemacher Power Station with Unit 3
Financial Highlights:
$1 billion rate base investment
$971 million in expenditures (including AFUDC) as of Sept. 30, 2009
Technical Highlights:
600-MW solid-fuel unit
Circulating fluidized-bed technology
Petroleum coke primary fuel source
Capable of burning biomass
Positive impact on Louisiana’s economy

2010 Estimate¹
Natural Gas & Oil = 57% Coal, Lignite & Petcoke = 43%
1 Based on owned capacity of approximately 2,539 MWs.  Data includes capacity from Rodemacher 3 (600 MWs) and the pending acquisition of Acadia (580 MWs).
Installed Capacity
Cleco will have one of the region’s most
COMPETITIVE GENERATION PORTFOLIOS
Oct.
08
Nov.
08
Dec.
08
Jan.
09
Feb.
09
Mar.
09
Apr.
09
May
09
Jun.
09
Jul.
09
Aug.
09
Sept.
09
Peak (MWs)

Executing
investment growth
INITIATIVES IN OUR REGULATED UTILITY
Long-term RFP Investment
50% of Acadia Plant
$300 million
$150 million
Selected
580 MWs from
Acadia
Spending
2009 - 2012
ALP Transmission Investment
Rodemacher 3 Investment
$937 million current rate base
Estimate >95%
Complete*
$1,000 million
*As of September 2009, Shaw Contractors, Inc. estimates construction is more than 95% complete.

Transmission project is NEXT
MAJOR INVESTMENT
Project Need and Approvals:
No regional transmission organization
Transmission constraints are an
ongoing problem
LPSC and SPP have approved based
on need to improve electric service
reliability
Project Description:
Upgrade transmission in south
Louisiana service territory
Total project estimated at
$250 million
Cleco’s investment roughly
$150 million
2010 2009 2011 2012
$10
$50
(millions)

14 $275 $240 Credit Facility Available: $ 35 Cash and Cash Equivalents: Total Liquidity (as of Sept. 30, 2009) (millions) Cleco Power has STRONG LIQUIDITY POSITION

SMART
financing
plan based on Cleco’s
CONSERVATIVE RISK PROFILE
Moody’s Rating Baa2, Stable Outlook
Standard & Poor’s Rating BBB, Stable Outlook
Commitment to maintain investment grade rating
Target a balanced capital structure
Utilize cash flow from current investments for future
growth

Cleco’s story:  WE’RE A LEADING
LOUISIANA UTILITY
Major growth includes:
Rodemacher 3
Increased rate base
580 MWs of additional efficient generating capacity
ALP transmission project
Future cash flow offers long-term growth
Experienced management team
Strong regulatory relationship
Investment grade credit rating